Exhibit 99.1

USANA Health Sciences Reports First Quarter Results

SALT LAKE CITY--(BUSINESS WIRE)--April 27, 2021--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended April 3, 2021.

Key Financial & Operating Highlights

  First quarter net sales increased 15.5% year-over-year to $308.0 million.
  First quarter diluted EPS increased 17.9% year-over-year to $1.45.
  Repurchased 721,000 shares for $69.5 million during the quarter.
  Raises 2021 net sales and diluted EPS outlook.

Q1 2021 Financial Performance

Consolidated Results
Net Sales	$308.0 million	+15.5% vs. prior-year quarter +9.3% constant currency vs. prior-year quarter +$16.6 million YOY FX impact, or +6.2%
Diluted EPS	$1.45	+17.9% vs. prior-year quarter Diluted shares of 21.1 million, -2.1%
Active Customers	617,000	+7.7% vs. prior-year quarter

“We had an excellent start to the year largely due to continued strong consumer demand for our high-quality products,” said Kevin Guest, Chief Executive Officer and Chairman of the Board. “Our strong top-line performance was driven by double-digit year-over-year sales growth in each of our regions, and we expect the execution of our 2021 global growth strategy will continue to generate growth in the remainder of the year.”

Q1 2021 Regional Results:

Asia Pacific Region
Net Sales	$251.3 million	+16.6% vs. prior-year quarter Constant currency net sales: +9.3% 81.6% of consolidated net sales
Active Customers	472,000	+5.1% vs. prior-year quarter
Asia Pacific Sub-Regions
Greater China
Net Sales	$149.0 million	+13.3% vs. prior-year quarter Constant currency net sales: +5.9%
Active Customers	276,000	-0.4% vs. prior-year quarter +9.5% sequentially
North Asia
Net Sales	$30.2 million	+10.7% vs. prior-year quarter Constant currency net sales: +3.9%
Active Customers	59,000	+3.5% vs. prior-year quarter -1.7% sequentially
Southeast Asia Pacific
Net Sales	$72.1 million	+26.7% vs. prior-year quarter Constant currency net sales: +19.5%
Active Customers	137,000	+19.1% vs. prior-year quarter -3.5% sequentially
Americas and Europe Region
Net Sales	$56.7 million	+11.1% vs. prior year Constant currency net sales: +9.3% 18.4% of consolidated net sales
Active Customers	145,000	+16.9% vs. prior year No change sequentially

“We successfully launched our new Active Nutrition line in late March and have received positive feedback on these new products from our customers,” continued Mr. Guest. “The Active Nutrition line promotes healthy weight management, digestive health, energy and hydration. While the initial launch was limited to the United States, Canada, Mexico, Australia, and New Zealand, we will roll these products out to additional markets throughout the year. During the quarter, we also continued to advance our digital experience strategy with an emphasis on improving our overall shopping experience, particularly in China. Enhancements will allow consumers to easily interact with USANA while sharing their experiences with others.”

Balance Sheet and Share Repurchase Activity

The Company ended the quarter with $257 million in cash and cash equivalents and no debt. As of April 3, 2021, the Company had 21.1 million fully diluted shares outstanding. During the quarter, the Company repurchased 721,000 shares totaling $69.5 million. As of April 3, 2021, there was approximately $80.5 million remaining under the existing share repurchase authorization.

Fiscal 2021 Outlook

The Company is increasing its consolidated net sales and earnings per share outlook for fiscal year 2021 as follows:

Fiscal Year 2021 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$1.24 - $1.28 billion	$1.21 - $1.27 billion
Diluted EPS	$6.15 - $6.50	$6.00 - $6.45

The Company maintains a 52/53-week fiscal year. Fiscal 2020 was a 53-week year and included one additional week of sales compared to Fiscal 2021.

Doug Hekking, Chief Financial Officer, said, “First quarter operating results were better than internal expectations and were driven by continued momentum in our underlying business around the world. As expected, changes in currency exchange rates favorably contributed to our quarterly performance.

“Given our first quarter results, we are increasing our outlook for 2021, which now reflects top-line growth between 9.3% and 12.8%. Notably, we expect sales to accelerate during the second quarter, due largely to a short-term sales program we are offering around the world during the quarter. We offered a similar short-term sales program during the third quarter of 2020, which was successful and received a positive response from our Associates around the world. Following the conclusion of this program, we expect to see year-over-year sales growth, albeit at a decreased growth rate from the second quarter of this year. Our updated 2021 outlook continues to reflect an operating margin between 14.8% and 15.2%, continued favorable foreign currency environment, and an increase in spending in the back half of the year related to travel and event-related costs. We continue to project an effective tax rate of 31% for the year and a diluted share count of 20.7 million, which reflects share repurchases made during the first quarter. Overall, we had a solid start to the year and I believe we are positioned to deliver record results in 2021.”

Management Commentary Document and Conference Call

For more information on the Company’s operating results, please see the “Management Commentary, Results and Outlook” document, which has been posted on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, April 28, 2021 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

About USANA

USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	3-Apr-21	28-Mar-20

Net sales	$307,976	$266,619
Cost of sales	57,651	46,059
Gross profit	250,325	220,560

Operating expenses
Associate incentives	134,495	116,069
Selling, general and administrative	71,633	65,479

Earnings from operations	44,197	39,012

Other income (expense)	139	151
Earnings before income taxes	44,336	39,163

Income taxes	13,715	12,611

NET EARNINGS	$30,621	$26,552

Earnings per share - diluted	$1.45	$1.23
Weighted average shares outstanding - diluted	21,096	21,551

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	3-Apr-21	2-Jan-21
Current Assets
Cash and cash equivalents	$256,964	$311,917
Inventories	87,646	90,224
Prepaid expenses and other current assets	28,570	23,145
Total current assets	373,180	425,286

Property and equipment, net	98,622	100,445
Goodwill	17,310	17,367
Intangible assets, net	30,345	30,796
Deferred income taxes	5,164	4,640
Other assets	59,891	62,353
Total assets	$584,512	$640,887

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,952	$18,195
Other current liabilities	139,500	149,878
Total current liabilities	151,452	168,073

Deferred income taxes	13,975	12,009
Other long-term liabilities	16,308	19,155

Stockholders' equity	402,777	441,650
Total liabilities and stockholders' equity	$584,512	$640,887

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)
	Quarter Ended
	April 3, 2021		March 28, 2020		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$148,978	48.4%	$131,432	49.3%	$17,546	13.3%	$9,738	5.9%
Southeast Asia Pacific	72,148	23.4%	56,922	21.4%	15,226	26.7%	4,107	19.5%
North Asia	30,165	9.8%	27,251	10.2%	2,914	10.7%	1,853	3.9%
Asia Pacific Total	251,291	81.6%	215,605	80.9%	35,686	16.6%	15,698	9.3%

Americas and Europe	56,685	18.4%	51,014	19.1%	5,671	11.1%	907	9.3%

	$307,976	100.0%	$266,619	100.0%	$41,357	15.5%	$16,605	9.3%

Active Associates by Region(1)
(unaudited)

	As of
	April 3, 2021		March 28, 2020

Asia Pacific
Greater China	88,000	30.4%	95,000	33.9%
Southeast Asia Pacific	99,000	34.1%	85,000	30.4%
North Asia	38,000	13.1%	38,000	13.6%
Asia Pacific Total	225,000	77.6%	218,000	77.9%

Americas and Europe	65,000	22.4%	62,000	22.1%

	290,000	100.0%	280,000	100.0%

Active Preferred Customers by Region (2)
(unaudited)

	As of
	April 3, 2021		March 28, 2020
Asia Pacific
Greater China	188,000	57.5%	182,000	62.1%
Southeast Asia Pacific	38,000	11.6%	30,000	10.2%
North Asia	21,000	6.4%	19,000	6.5%
Asia Pacific Total	247,000	75.5%	231,000	78.8%

Americas and Europe	80,000	24.5%	62,000	21.2%

	327,000	100.0%	293,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280